UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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SEMPRA ENERGY

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SEC  1913  (3-99)

Commencing May 2, 2011, Sempra Energy intends to send the following communication to certain shareholders.

Dear Shareholder:

Institutional Shareholder Services (ISS) has recently issued its report with voting recommendations for matters to be considered at our 2011 Shareholders Meeting. On most of the items covered in its report, including ratification of our executive pay program for last year, ISS supports your Board’s recommendations.

Unfortunately in the same report, ISS recommends that you withhold your director vote for Dr. Luis Téllez. ISS claims that Dr. Téllez is overcommitted because he serves as the Chairman and Chief Executive Officer of the Mexican Stock Exchange and as a director of two other Mexican public companies and therefore, he cannot adequately cover his obligations as a director of Sempra Energy.

For the reasons we describe below, we strongly disagree with ISS’ recommendation and encourage you to vote “FOR” Dr. Téllez.

Why we strongly recommend a vote “FOR” director Téllez.

•	Dr. Téllez is a widely respected individual within Mexico’s business and governmental community.

•

He previously served in key Cabinet-level posts within the Mexican government, including Secretary of Communications and Transportation, Secretary of Energy and Chief of Staff to the President, and knows your Company through his prior service as a director on our Board.

•	He brings with him a deep knowledge of Mexican business practices, its energy markets and an understanding of the complex regulatory environment in Mexico. He also has a PhD in economics from MIT.

•

He contributes a diversity of perspective that is incredibly beneficial as the Company seeks to maximize the shareholder value represented by its 2.5 billion dollars of investment in Mexico’s energy sector, including seven major facilities.

In spite of his excellent qualifications, ISS still recommends that you vote against Dr. Téllez. We completely disagree. We believe that ISS’ negative view on his candidacy is based on application of a formulaic standard rather than an analysis of the actual facts. Your Board carefully considers each candidate’s contributions as part of its nomination process.

•	Since Dr. Téllez’s appointment in September 2010, he has demonstrated the commitment and delivered the foreign business affairs expertise that your Company sought when he was appointed to the Board.

•	He has attended 100% of our in-person board meetings.

•	He has been personally engaged in numerous strategic consultations involving recent issues that have impacted our Mexican operations, all of which occurred outside of normal board meetings.

•	He has brought unique insights to the Board’s deliberations and like all of our director nominees, his participation has been thoughtful and his meeting preparation thorough.

In this case, Dr. Téllez’s strong performance clearly refutes ISS’ recommendation.

Your vote is important to us. For all the reasons we describe above, we respectfully ask that you vote “FOR” Dr. Luis Téllez as a member of your Board of Directors.

Sincerely,

Mark A. Snell

Executive Vice President and Chief Financial Officer